Exhibit 99 (a)(2)

Change in Independent Registered Public Accounting Firm

On September 12, 2019, KPMG LLP (“KPMG”) was dismissed as the independent registered public accounting firm, upon completion of the audit for the fiscal year ended December 31, 2019, to the Voya Balanced Portfolio, Inc. (the “Registrant”), which is comprised of the following series: Voya Balanced Portfolio (the “Portfolio”). The decision to change independent registered public accounting firms was recommended by the Audit Committee of the Board of Directors of the Portfolio and was approved by the Board of Directors of the Portfolio.

KPMG’s reports on the Portfolio’s financial statements for the fiscal years ended December 31, 2019 and December 31, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2019 and December 31, 2018: (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Portfolio’s financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that KPMG furnish the Registrant with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of that letter is filed as an exhibit to this Form N-CSR.

On September 12, 2019, based on the recommendation of the Audit Committee of the Board of Directors, the Board of Directors approved the selection of Ernst & Young LLP (“EY”) as the Portfolio’s independent registered public accounting firm for the fiscal year ending December 31, 2020. During the Portfolio’s fiscal years ended December 31, 2019 and December 31, 2018, neither the Portfolio, nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolio’s financial statements; or (ii) concerned the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

March 9, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Voya Balanced Portfolio, a series of Voya Balanced Portfolio, Inc. (Investment Company Act file number 811-05773) (the “Fund”) and, under the date of February 26, 2020, we reported on the statement of assets and liabilities, including the summary portfolio and portfolio of investments as of December 31, 2019, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years in the five-year period then ended. On September 12, 2019, our appointment as independent public accountant was terminated upon completion of the audits of the Fund’s financial statements as of and for the year ended December 31, 2019, and the issuance of our reports thereon.

We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated March 9, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statements (1) that the decision to change independent registered public accounting firms was recommended by the Audit Committee of the Board of Directors of the Fund and was approved by the Board of Directors of the Fund, (2) that the Audit Committee of the Board of Directors recommended and the Board of Directors approved the selection of Ernst & Young LLP (“EY”) as the Fund’s independent registered public accounting firm, or (3) that neither the Fund nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.